ASSET PURCHASE AGREEMENT
                           ------------------------

      This Asset Purchase Agreement, ("Agreement") is made and entered into this 30th day of December, 2004, by and between Advanced Imaging Systems, LLC, a Delaware limited liability company (hereinafter referred to as "Seller") and RBE & SJC, Inc., a Florida corporation, (hereinafter referred to as "Buyer").

                               W I T N E S S E T H

      WHEREAS, Seller is the sole owner of all of certain tangible and intangible commercial printing assets (hereinafter referred to as the "Assets"); and

      WHEREAS Buyer desires to purchase the Assets and certain licenses, permits, leases, consents, waivers, contracts, rights and like property held by the Seller,

      NOW THEREFORE in consideration of the mutual promises and covenants set out and contained herein, the parties hereto, intending to be bound thereby, hereby agree as follows:


                                   ARTICLE I.
                                   ----------
                              ASSETS TO BE CONVEYED
                              ---------------------

      Subject to the terms and conditions hereinafter set forth, Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase, accept and receive from Seller as of the Effective Date (as hereinafter defined):

      A. The licenses, authorizations, permits and the like (as set forth in Exhibit A. attached hereto and made a part hereof); and

      B. The certain personal property (as listed in Exhibit B, attached hereto and made a part hereof), and any additions thereto or substitutions of at least equivalent quality and equivalent value subject to Buyer's consent which shall not be unreasonably withheld therefor, free and clear of any and all liens and encumbrances.

            1.    This personal property includes:

                  a. The furniture, fixtures, machinery, equipment, supplies and other tangible personal property owned by the Seller and used or useful in the Seller's operation of the commercial printing aspect of its business, together with any replacements thereof or additions thereto made between the date hereof and the Closing Date (as hereinafter defined), less any retirements made in the ordinary and usual course of business;

                  b. All other property developed or acquired by the Seller through the Closing for and used for or to be used in the operation of the commercial printing aspect of its business, including but not limited to all of the ownership, title and intellectual rights to the Seller's printing proprietary software, firmware, source codes, utilities and the like programming.

                  c. Seller's commercial printing inventory, work in progress, supplies, office equipment, business operations and customer accounts as set forth in Exhibit B.

                  d. Seller's trade name "Advanced Imaging Systems", Seller's telephone numbers and other like miscellaneous items. Notwithstanding, Seller may use the trade name conveyed after the Closing Date as necessary for tax returns and other governing filings.

            2.    This personal property does NOT include:

                  a.    Cash on hand or in banks.

                  b. Deposits and deferred charges of the Seller's commercial printing business in accordance with generally accepted accounting principles as of the Closing Date.

                  c.    Receivables and payables of the Seller at Closing.

                  d. Property of the Seller which is used and useful in aspects of its operations and business other than commercial printing.

                  e. Property of the Seller, located at Seller's location, 6689 N.W. 16th Terrace, Fort Lauderdale, Florida, used only indirectly or incidentally, in the operation of its commercial printing business.

      C. All documents normally kept by the Seller, or required to be kept in the Seller's commercial printing business files pursuant to any applicable rules or regulations, including agreements, contracts, equipment leases, bids, quotations, proposals, instruments, manuals, guidebooks, price books, price lists, customer and subscriber lists, supplier lists, sales records, correspondence and other documents, books, records, papers, files and data of Seller; in sum, copies of all business records relating solely to the operation of the Seller's commercial printing business, but not including financial and other records pertaining to Seller's other operations or affairs. Both Buyer and Seller shall have full access after Closing to such pertinent records as may be held by the other party, for the purpose of completing their bookkeeping and accounting procedures and for other similar purposes for which such access is reasonably necessary or proper. Buyer shall not be obligated to perform contracts of Seller not disclosed to Buyer by Seller at or before the Closing Date.

      D. Seller shall and does grant to the Buyer the right to employ all of the Seller's commercial printing employees reflected in Exhibit E (attached hereto and made a part hereof) commencing on the Closing Date and following the closing of the asset purchase transaction contemplated herein. In the event the Buyer elects to employ such personnel, Seller shall terminate its employment of such employee(s).

      E. Buyer shall assume and shall pay all of the Seller's overhead related to its commercial printing business up to ninety (90) days following the Closing Date of the asset purchase transaction contemplated herein (the "Transition Period"). The Buyers obligation under this Article I., paragraph E. is intended to relieve the Seller of all expenses arising from its commercial printing business operations for the period during which the parties contemplate the Buyer's orderly removal of the purchased Assets to the Buyer's premises elsewhere. Buyer's obligations under this paragraph, and under Article III. paragraph F. infra, shall terminate when all tangible personal property purchased pursuant to this Agreement has been removed from Seller's above location and in any event, shall terminate no later than ninety (90) days after the Closing Date.

      F. Following the Closing Date, Buyer shall aid and assist the Seller in its collection and receipt of receivables open at Closing (as reflected in Schedule__ ) and retained by the Seller in this contemplated asset purchase transaction. Seller shall reasonably request Buyer's assistance in this regard as needed. Buyer upon such request shall refrain from providing further services to any account which is, upon such request, in arrears in its payables to the

Seller. Any receipts by the Buyer from such an account shall be transferred by the Buyer to the Seller upon receipt.

      G. All such steps will be taken as may be required to put Buyer in actual possession and operating control of the purchased assets promptly following Closing. During the Transition Period, Buyer shall be permitted full, unrestricted access to Seller's premises in order to enable Buyer free and unfettered use of the purchased assets and to do business at said premises.


                                   ARTICLE II.
                                   -----------
                                 PURCHASE PRICE
                                 --------------


      A. The total purchase price for the assets purchased hereunder (the "Assets") shall be the sum of Three Hundred Thirty Five Thousand and 00/100 ($335,000.00) Dollars as further increased by the Closing adjustment reflected in paragraph A. (ii) of this Article II below. The purchase price shall be paid by the Buyer at the Closing as follows:

            (i) The purchase price of the tangible and the intangible personal property purchased, other than inventory, work in progress and supplies, is $335,000, payable $135,000 in cash or cash equivalent at Closing, and delivery by the Buyer of an executed promissory note (" Promissory Note") in the original principal amount of $ 200,000 bearing interest at the annual rate of six (6%) percent and payable, principal and interest, in twenty-four (24) equal monthly payments of $__________, beginning on the first day of the month following the Closing date and continuing thereafter until fully paid. The Buyer shall be entitled to a right of "set-off" against the Promissory Note resulting from the actual breach of any of the Seller's representations and/or warranties and as otherwise consistent with Article IX of this Agreement The original principal of the Promissory Note shall be reduced by the amount of a certain payable of the Seller, due to an affiliate of the Buyer under common control with the Buyer, at the time of Closing. At Closing, the Buyer shall deliver to the Seller, inter alia, an invoice from the affiliate marked "Paid In Full", together with duly executed certificates of the Buyer and the Buyer's affiliate authorizing the Seller's payment of the payable to the Buyer's affiliate in the manner set forth in this Article II. A.(i)

            (ii) The total purchase is allocated $235,000 for the purchase of tangible assets and $100,000 for the purchase of intangible assets and shall be adjusted and increased, in cash or cash equivalent, at Closing, following, and consistent with, a valuation, determined jointly by the parties immediately before Closing, of the inventory, work in progress and supplies conveyed by the Seller to the Buyer in the transaction contemplated in this Asset Purchase Agreement. The parties agree that for any item of work that is required to be completed after the Closing Date, the Buyer shall be entitled to receive the proportionate share of the total fees charged by the Seller consistent with the amount of work that remains to be completed at the Closing Date for such item.

      B. Time is of the essence. The parties expressly acknowledge and agree that in the event of a subsequent breach of any of the terms and conditions of this Asset Purchase Agreement by either of the parties, which breach directly or indirectly results in failure to close the transaction contemplated herein within thirty (30) days after the Closing Date, determination of consequent damages therefrom to the non-breaking party will not be readily determinable.

      C. The Promissory Note reflected in paragraph A. of this Article II. is, and shall be, secured by all of the assets of the Buyer in existence or after acquired, and repayment of the full principal and interest payable or accrued, is personally guaranteed by Mr. Richard Erens, sole shareholder and controlling person of the Buyer.

                                  ARTICLE III.
                                  ------------
                     SELLER'S REPRESENTATIONS AND WARRANTIES
                     ---------------------------------------

      The Seller makes the following representations and warranties and assures the Buyer of their accuracy and completeness intending thereby to assume the Buyer's reliance thereon.

      A. On the Closing Date, Seller is and will be the holder of permits, licenses and other authorizations required for the operation of its business, as set forth in Exhibit A. These permits, licenses and other authorizations are and shall be in full force and effect, free and clear of legal disqualifications or other restrictions of such nature as would materially limit the full operation of the Seller's business as presently conducted.

      B. On the Closing Date, the Seller will be the sole owner and only person, firm or entity entitled to immediate possession of all the Assets and any replacements thereof and additions thereto, free and clear of all liens, mortgages, encumbrances, restrictions and title defects which would interfere with Buyer's quiet use thereof.

      C. On the Closing Date, there will be not more than normal wear-and-tear of the Assets and any replacements thereof and additions thereto. On the Closing Date, all equipment and other tangible personal property shall be conveyed in good working condition.

      D. On the Closing Date, all of the Seller's employees reflected in Exhibit E hereto will have been paid all wages and salaries earned by them up to the Closing Date, including commissions, bonuses and incentive compensation, if any.

      E. As of the date first above written, and on the Closing Date, there is no litigation of any nature pending, or to the knowledge of the Seller threatened, against the Seller or its tangible, intangible or intellectual property which might materially and adversely affect the Assets, or which might materially and adversely affect the enjoyment or use thereof by the Buyer.

      F. The Seller has now and will continue to have, between the date hereof and the date of their removal by the Buyer, casualty insurance coverage on the assets purchased and conveyed under this Agreement to cover any loss and/or necessary replacement thereof. The maximum period of the Seller's coverage obligation under this Article III. paragraph F. shall be ninety (90) days after the Closing Date.

      G. Prior to the Closing Date, the Seller's commercial printing business shall be operated in the normal and usual manner and in the ordinary course of business. No increase shall be made in the compensation payable or to become payable to any Seller's commercial printing employee or agent of the Seller's commercial printing business except in the ordinary course of business. No new employment contract shall be entered into between the Seller and any of its employees, unless the same be terminable at will and without penalty. No contracts or other commitments, other than those made in the ordinary course of business, shall be entered into on or after the date hereof by the Seller affecting, directly or indirectly, the Seller's existing commercial printing business. The Seller will use its best efforts to preserve for the Buyer the Seller's commercial printing accounts and its present business reputation.

      H. Prior to the Closing Date, the Seller will give the Buyer or representatives of the Buyer reasonable access during normal business hours to the properties, titles, contracts, books, records and commercial affairs of the Seller relating to the operation of the Seller's existing commercial printing business.

      I. The Seller is as of the date hereof, and will be on the Closing Date, fully empowered and authorized under its applicable Operating Agreement and other applicable rules and regulations, to execute, perform and carry out this Agreement according to its terms.

      J. At the Closing, the Seller shall release, hold harmless and discharge the Buyer from any and all controversies, claims, suits and actions whatsoever, in law or in equity, which the Seller or any successor or other assign of the Seller may have or become a party to by reason of any matter, cause or thing whatsoever arising before the Closing Date, except as expressly provided herein and except Buyer's obligations under this Asset Purchase Agreement.

      K. The Seller acknowledges and agrees that the Buyer has not and shall not assume any of the Seller's liabilities other than as expressly set out elsewhere in this Asset Purchase Agreement.

      L. The representations and warranties of the Seller contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be substantially true and complete at and as of the time of Closing as though the representations and warranties were made at and as of such time, and this assurance of the Seller shall be deemed and construed to be continuous and shall survive both the Closing and payment of the purchase price.

      M. The Seller's sale and conveyance of the Assets hereunder does not comprise disposition of, or cessation of, its commercial operations. The Seller will continue its operation in business other than physical printing following Closing of the asset conveyance transaction contemplated in this Asset Purchase Agreement.

      N Seller will execute and deliver at Closing such bills of sale with covenants of warranty, assignments, endorsement, and other good and sufficient instruments and documents of conveyance and transfer, in form and substance satisfactory to the Buyer and its counsel, as shall be necessary and effective to convey, transfer and assign to, and vest in, the Buyer all of the Seller's right, title and interest in and to the Assets, including, without limitation, good, valid and marketable title in and to all of the Assets.

      O. Seller will execute and deliver at Closing such other instruments as Buyer reasonably requests in order to vest in Buyer title in and to the Assets.

      P     The Seller from time to time after the Closing, at the Buyer's request, will execute, acknowledge and deliver to the Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buyer may reasonably request in order to vest more effectively in the Buyer, or to put the Buyer more fully in possession of, any of the Assets.

      Q. The Seller has all requisite power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Seller have been duly authorized by all necessary company and membership action.

      R. All material representations, warranties, covenants and agreements made by the Seller within this Agreement, or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing.

      S. To the best of knowledge of the Seller, after a due, proper and complete investigation, the Seller has complied with each, and is not in violation of any law, rule or regulation to which it or its business, operations, assets or properties is subject, and has not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary to the ownership of the Assets or to the conduct of its business, which noncompliance, violation or failure to obtain or adhere might adversely affect its business, operations, assets, properties, prospects or condition (financial or otherwise).

      T. To the best of knowledge of the Seller, there are no conditions existing with respect to the Seller's commercial printing markets, products, services, personnel or suppliers which are known to the Seller or which should be known to the prudent businessman in charge of the Seller's operations which would adversely affect the business, operations or prospects of the Seller relating to its commercial printing business, other than such conditions as may affect as the industry as a whole.


                                   ARTICLE IV.
                                   -----------
                     BUYER'S WARRANTIES AND REPRESENTATIONS
                     --------------------------------------

The Buyer represents and warrants:

      A. The execution and delivery of this Agreement and the subsequent performance and closing of the transaction contemplated hereby shall have been freely and voluntarily undertaken by the Buyer. The Buyer has and will continue to have full, unrestricted ability and power to enter into, close and perform this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Buyer and of the Personal Guarantor fully enforceable in accordance with its terms. The Personal Guarantor, Richard B. Erens, is now the Buyer's sole shareholder, director and officer and will be at Closing.

      B. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby will not conflict, or be inconsistent with, or result in the termination of, or result in any breach of, or constitute a default under the terms of, any indenture, mortgage, deed of trust, covenant, agreement, or other instrument to which the Buyer or the Personal Guarantor is a party or to which any of their property is subject.

      C. At the Closing, the Buyer shall release, hold harmless and discharge, the Seller from all controversies, claims, suits and actions whatsoever, in law or in equity, in which the Buyer or any personal representative, successor, heir or assign of the Buyer may have or become a party to by reason of any matter, cause or thing whatsoever arising after the Closing Date.

      D. The representations and warranties of the Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and complete at and as of the time of Closing as though the representations and warranties were made at and as of such time, and this assurance of the Buyer shall be deemed and construed to be continuous and shall survive both the Closing and the payment of the purchase price.


                                   ARTICLE V.
                                   ----------
                         FOLLOW-ON COMMISSIONS AGREEMENT
                         -------------------------------

      Subsequent to the Closing of the transaction contemplated in this Asset Purchase Agreement, the Buyer agrees to, and shall, pay the Seller commissions (hereinafter "Follow-On Commissions") at the rate of ten (10%) percent of its gross revenues from all of Buyer's sales of products manufactured by the Buyer for Motorola, Inc., Belize Telecom, Haiti Telecommunications, Guyana Telecom, Verizon Puerto Rico and Alcatel Mexico, if any. Such Follow-On Commissions shall be payable for a 24 month period following the Closing Date with the exception of products manufactured for Motorola which shall be paid for by the Buyer to the Seller during the ten (10) year period following the Closing Date, monthly upon receipt by the Buyer of the corresponding, commissionable gross revenues. Buyer shall provide the Seller, upon Seller's reasonable request effective access to its continuing true sales records to enable the Seller to independently determine Follow-On Commissions due and payable by the Buyer to the Seller under this Article V.


                                   ARTICLE VI.
                                   -----------
                                  RISK OF LOSS
                                  ------------

      A. All risk of loss or damage to any of the Assets to be transferred to the Buyer hereunder is allocated to the Seller at all times prior to the Closing Date and to the Buyer at all times subsequent to the Closing. In the event of such loss or damage prior to Closing, the proceeds of, or any claim for any loss payable under, any insurance policy coverage with respect thereto shall go to the Seller, and shall be used to repair, replace or restore such lost or damaged Assets. At the option of Buyer however, in the Buyer's sole discretion, such proceeds may be paid to the Buyer by the Seller at Closing in lieu of repair, replacement or restoration of such lost or damaged Assets by the Seller; in which case the Seller shall have no further liability to the Buyer with respect such lost or damaged Assets.

      B. In the event such loss or damage prevents operation of the Seller's business, the Seller shall deliver prompt written notice thereof to the Buyer, if the Seller cannot restore all of its facilities so that normal and usual operation can be resumed before the Closing Date, the Closing Date shall be postponed. The exact date and time of such postponed closing shall be designated by the Seller, within sixty (60) days of the Closing Date, upon five (5) days' written notice to the Buyer.


                                  ARTICLE VII.
                                  ------------
                      CONDITIONS TO THE OBLIGATION OF BUYER
                      -------------------------------------

      The obligation of the Buyer to consummate the transaction herein contemplated is subject to the satisfaction on or before the Closing Date of the following conditions:

      A. The representations and warranties of Seller contained in this Agreement and in any schedule, exhibit, or other document delivered pursuant to this Agreement shall be true complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made and delivered to the Seller on the Closing Date and the Buyer shall have received the Seller's certificate to such effect.

      B. Each obligation or act of the Seller to be performed on or before the Closing Date pursuant to the terms of this Agreement or as contemplated herein shall have been duly performed.

      C. All consents of third parties required for effective and valid assignment of the Assets to the Buyer as contemplated herein or required for the consummation of the transaction contemplated herein, or required in order to prevent a breach of, a default under, or a termination of any agreement or understanding to which the Seller is a party shall have been previously obtained in writing.

      D. The Seller shall tender at the Closing all records, documents and other materials to be delivered by the Seller at the Closing pursuant to the terms hereof.

                                  ARTICLE VIII.
                                  -------------
                     CONDITIONS TO THE OBLIGATION OF SELLER
                     --------------------------------------

      The obligation of the Seller to consummate the transaction contemplated herein is subject to the satisfaction on or before the Closing Date of the following conditions:

      A. The representations and warranties of the Buyer contained in this Agreement and in any schedule, exhibit, or other document delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Seller shall have received a certificate to this effect dated the Closing Date and executed by the Buyer.

      B. Each obligation or act of the Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement or as contemplated herein shall have been duly performed, and the Seller shall have received a certificate to this effect dated the Closing Date and executed by the Buyer.

      C. The Buyer shall have delivered to the Seller the closing documents described in this Agreement.

      D.    The Buyer shall tender payment of the purchase price as provided in
Article II. of this Agreement. The Buyer understands and specifically acknowledges that any default whatsoever in payment of the purchase price as set out in Article II. of this Agreement shall comprise material breach of the Agreement.


                                   ARTICLE IX.
                                   -----------
                                 INDEMNIFICATION
                                 ---------------

      A. By Seller. The Seller agrees to defend, indemnify, and hold Buyer harmless from and against any loss, claim, damage, liability or expense (including reasonable attorneys' fees) (i) incurred or sustained by the Buyer on account of any and all liabilities of Seller arising out of or attributable to the operation of the Seller's business prior to the Closing Date (ii) incurred or sustained by the Buyer on account of any misrepresentation or breach of any representation, warranty, covenant, or agreement of the Seller contained in this Agreement or in any schedule, exhibit, or other document delivered pursuant hereto, or (iii) incurred or sustained by the Buyer on account of any liability of the Seller for a finder's fee, brokerage commission, or other like payment. If any claim is asserted against the Buyer for which indemnification may be sought under the provisions of this Article IX, the Buyer shall promptly notify the Seller that the Seller may participate in the negotiation and settlement of any such claim at the expense of the Seller and permitting the Seller to join in the defense of any legal action arising therefrom at the their expense.

      B. By Buyer. The Buyer agrees to defend, indemnify, and hold the Seller harmless from and against any loss, claim, damage, liability, or expense (including reasonable attorney's fees) (i) incurred or sustained by Seller on account of liabilities and obligations arising out of or attributable to the ownership and use of the Assets after the Closing Date, or accruing after the Closing Date under the contracts, lease, or understandings assigned to the Buyer
(ii) incurred or sustained by the Seller on account of any misrepresentation or breach of any representation, warranty, covenant, or obligation of the Buyer contained in this Agreement or in any schedule, exhibit, or other document delivered pursuant hereto, or (iii) incurred or sustained by the Seller on account of any liability of the Buyer for a finder's fee, brokerage commission, or other like payment. If any claim is asserted against Seller from which indemnification may be sough under the provisions of this Article IX, the Seller shall promptly notify the Buyer of such claim and thereafter shall permit the Buyer at the Buyer's expense to participate in the negotiation and settlement of any such claim and to join in the defense of any legal action arising therefrom.


                                   ARTICLE X.
                                   ----------
                     EFFECTIVE DATE, CLOSING DATE AND PLACE
                     --------------------------------------

      A. The Closing Date for the Asset Purchase transaction contemplated herein shall be December 30, 2004. The Effective Date shall be November 11, 2004.

      B. Closing shall take place at the law offices of Rolnick & Netburn, located at 9734 West Sample Road, Coral Springs, Florida 33065.


                                   ARTICLE XI.
                                   -----------
                          ADJUSTMENTS TO PURCHASE PRICE
                          -----------------------------

      A visual inventory inspection and valuation shall be made by the Buyer and the Seller immediately before the Closing to establish the purchase price to be paid to the Seller by the Buyer for inventory, work in progress and supplies as described in paragraph A. of Article II. hereof.


                                  ARTICLE XII.
                                  ------------
                      BROKERS; ATTORNEY'S FEES AND EXPENSES
                      -------------------------------------

      A. Buyer and Seller both represent and warrant that all introductions, discussions, negotiations and all dealing with respect to the transaction contemplated herein have been undertaken and conducted directly by the parties or their representatives, and that no other person, firm or entity has acted in this proposed transaction in any way, directly or indirectly, so as to give rise to entitlement or claim to a finder's fee, brokerage fee or other like payment.

      B. In connection with document preparation and Closing of the transaction contemplated in this Asset Purchase Agreement, the parties shall each pay their respective Attorney's fees and costs.


                                  ARTICLE XIII.
                                  -------------
                                CLOSING DOCUMENTS
                                -----------------

      The parties hereto shall execute such customary closing documents as may be reasonably necessary for the implementation and consummation of the transaction contemplated in this Asset Purchase Agreement.


                                  ARTICLE XIV.
                                  ------------
                                    SURVIVAL
                                    --------

      The obligations and acts which are to be performed hereunder after the Closing Date and the several covenants, representations and warranties and agreements of the parties herein contained in Articles III. and IV. and most specifically, the Follow-On Commissions agreement reflected in Article V. and the non-compete provisions of Article XVII. and the indemnification terms of
Article XIV hereof which shall be in full force and effect for the periods, if any, specified therein, shall survive the Closing Date.

                                   ARTICLE XV.
                                   -----------
                REMEDIES ON DEFAULT OCCURRING AFTER CLOSING DATE
                ------------------------------------------------

      In the event of a material breach of any term or condition of this Agreement or any warranty or representation contained herein by either the Buyer or the Seller arising after the Closing Date, the injured party may pursue all remedies at equity and at law as it may determine in its sole discretion, including set-off or specific performance, if applicable. In the event of litigation, the prevailing party shall be entitled to recover its reasonable attorney's fees and court costs.


                                  ARTICLE XVII.
                                  -------------
                                   NON-COMPETE
                                   -----------

      Following the Closing, the Seller and Principals shall refrain from all commercial printing activities within the United States of America for a period of twenty-four (24) months. The term "all commercial printing activities" in the context of this Agreement does NOT include the following activities or any activity within the following areas:

      1. Secured credit cards with holograms (i.e. Visa, Mastercard, Discover, Citibank, Diners, American Express)
      2.    Secured gift cards with holograms (i.e. Visa, Mastercard, Bankcards)
      3.    Smart Cards with embedded chip technology
      4. Radio Frequency Identification Device;(RFID) applications (i.e. slap and tag facility, tags, labels, RFID plastic cards)
      5.    Holographic foil cards
      6.    Lenticular cards
      7. Biometric identification cards (i.e. Identification production process, equipment and accessories)
      8.    Polypropylene cards
      9.    Polyethylene raw material film/sheets
      10.   PVC raw material film/sheets
      11.   OPP raw material film/sheets
      12.   High impact polystyrene film/sheets
      13. OPP FIN form seal applications (i.e. Packaging pharmaceuticals, food, CDs, DVDs, Smart cards)
      14.   Products that are thicker than .030 mil plastic
      15. Printing and card finishing equipment or accessories for resale purposes only

      The term "within the United States of America" in the context of this Agreement shall mean commercial printing activities where the commercial printing customer and the corresponding printing manufacturing is located within the United States.

In addition, for a period of ten (10) years following the Closing, the Seller and Principals agree that notwithstanding any language contained in this Agreement to the contrary they shall not contact any of the Seller's customers listed in the attached Exhibit ___ for any reason whatsoever regardless of whether such customer is located within or outside the United States of America.. Moreover, for a period of twenty-four (24) months, following the Closing, the Seller shall give the Buyer a right of first refusal on any commercial printing orders, within the United States of America that the Seller is in a position to place with the Buyer. If the Buyer is unable or unwilling, for any reason to print such a commercial printing order, the Buyer and the Seller agree to jointly outsource the order for their mutual benefit pursuant to the terms of the certain Strategic Alliance Agreement by and between them dated

December 30, 2004. The right of first refusal given does not apply to business arising from the fifteen (15) activity areas specified hereinabove as all of those activity areas are outside the scope of the non-competition provisions of this Article XVII. Further in addition, Seller and Principals agree that for the same twenty-four (24) month period following the Closing they shall not work for, advise, consult with, service or assist, either directly or indirectly, any party operating within the United States of America who is in the business of commercial printing as defined by this Agreement or purchase or otherwise acquire any interest in a company engaged in commercial printing within the United States of America.


                                 ARTICLE XVIII.
                                 --------------
                                  NO ASSIGNMENT
                                  -------------

      This Agreement shall not be assignable.


                                  ARTICLE XIX.
                                  ------------
                         ENTIRE AGREEMENT; MODIFICATION
                         ------------------------------

      This Agreement and the Strategic Alliance Agreement reflected in Article
XVII. comprise the entire agreement between the parties with respect to the subject matter hereof. They supersede any prior agreement or understanding relating to the subject matter and neither may be amended or modified except by an instrument in writing duly executed by all of the parties hereto.


                                   ARTICLE XX.
                                   -----------
                                    HEADINGS
                                    --------

      The headings of the Articles of this Agreement for convenience of reference only and do not alter or affect the terms of this Agreement.


                                  ARTICLE XXI.
                                  ------------
                                  GOVERNING LAW
                                  -------------

      This Agreement shall be construed and governed in accordance with the laws of the State of Florida and has been negotiated and is to be performed in the State of Florida. Venue in any dispute arising hereunder shall be in the Circuit Court in the Seventeenth Judicial Circuit in and for Broward County, Florida.


                                  ARTICLE XXII.
                                  -------------
                                     NOTICE
                                     ------

      All notices, demands, requests and correspondence shall be deemed duly given if mailed by certified mail, postage prepaid, and addressed as follows:


IF TO THE SELLER:                   Advanced Imaging Systems, LLC
                                    6689 NW 16th Terrace
                                    Fort Lauderdale, FL 33309

AND TO:                             Eugene Michael Kennedy, Esq.
                                    Eugene Michael Kennedy, P.A.
                                    517 Southwest First Avenue
                                    Fort Lauderdale, FL 33301


IF TO THE BUYER:                    RBE & SJC, Inc.
                                    6561 NW 18th Court
                                    Plantation, FL 33317


AND TO:                             Herbert H. Rolnick, Esq.
Rolnick & Netburn
                                    9734 West Sample Road
                                    Coral Springs, FL 33065



                                 ARTICLE XXIII.
                                 --------------
                                  COUNTERPARTS
                                  ------------

      This Agreement may be executed upon any number of identical counterparts with the same effect as if the signature or signatures to each counterpart were upon the same physical instruments.

      WHEREFORE, the parties have hereunto set their hands and seals as of the date first above

                              SELLER:    Advanced Imaging Systems, LLC,
                                         a Delaware Limited Liability Company


                              BY: /s/ C. LEO SMITH
                                  -------------------------------
                                  C. Leo Smith, the Manager
(SEAL)
                              Attest


                              BY: /s/ SUSAN ARCHER
                                  -------------------------------
                                  Susan Archer, Secretary

                              BUYER:    RBE & SJC, Inc., Florida corporation


                              BY: /s/ RICHARD B. ERENS
                                  -------------------------------
                                  Richard B. Erens, President
(SEAL)
                              Attest:


                              BY: /s/ RICHARD B. ERENS
                                  -------------------------------
                                  Richard B. Erens, Secretary